EX 99
Form 11-K for 2002
File No. 1-8610

Certification of Periodic Financial Reports

        Pursuant to 18 U.S.C. Section 1350, the undersigned officer of SBC Communications Inc. hereby certifies that the Annual Report on Form 11-K for the year ended December 31, 2002 (the “Report”) for the Pacific Telesis Group Employee Stock Ownership Plan (the “Plan”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Plan.

June 20, 2003

By:	/s/ Karen E. Jennings
Karen E. Jennings
Senior Executive Vice President - Human Resources and Communications Plan Administrator

The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of the Report or as a separate disclosure document. This certification shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to liability under that section. This certification shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act except to the extent this Exhibit 99 is expressly and specifically incorporated by reference in any such filing.

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to SBC Communications Inc. and will be retained by SBC and furnished to the Securities and Exchange Commission or its staff upon request.